Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Jim Spangler, Jim.Spangler@Navistar.com, 331-332-5833
Investor contact:	Ryan Campbell, Ryan.Campbell@Navistar.com, 331-332-7280
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS THIRD QUARTER 2016 RESULTS

•	Reports net loss of $34 million, or $0.42 per diluted share, on revenues of $2.1 billion

•	Generates $132 million of adjusted EBITDA in the quarter, flat year over year

•	Realized more than $300 million of total costs savings year to date

LISLE, Ill. — September 8, 2016 — Navistar International Corporation (NYSE: NAV) today announced a third quarter 2016 net loss of $34 million, or $0.42 per diluted share, compared to a third quarter 2015 net loss of $28 million, or $0.34 per diluted share.

Third quarter 2016 EBITDA was $96 million versus EBITDA of $106 million in the same period one year ago. The third quarter 2016 included $36 million in adjustments, including $19 million of pre-existing warranty charges and $17 million in asset impairments and restructuring costs, compared to adjustments of $23 million in the third quarter of 2015. Excluding these items, adjusted EBITDA was $132 million in the third quarter 2016 compared to $129 million in the same period one year ago.

Revenues in the quarter were $2.1 billion, down 18% from the same period one year ago, primarily reflecting lower year-over-year chargeouts in the company’s core markets (Class 6-8 trucks and buses in the United States and Canada), which was impacted by softer industry conditions, primarily in the Class 8 market.

The company achieved $32 million in structural cost reductions during the third quarter, raising year-to-date structural savings to $145 million. Combined with product and purchasing cost savings, the company’s total year-to-date costs savings exceed $300 million.

“This quarter’s results show that we continue to make progress in the face of tougher market conditions, particularly in the heavy segment,” said Troy A. Clarke, Navistar president and chief executive officer. “As we pursue our goal of market share growth, we do see some encouraging signs in the area of order share, where year-to-date share of new orders continues to be up for the past three quarters. We are confident that as the industry works through its near term challenges, particularly in Class 8, our improvements in order share will translate to improved retail share as well.”

Navistar ended third quarter 2016 with $687 million in consolidated cash, cash equivalents and marketable securities. Manufacturing cash, cash equivalents and marketable securities were $640 million at the end of the quarter.

The company had a number of commercial and product highlights during its third quarter. Regarding new products, Navistar announced the expansion of its medium-duty engine offerings to include the Cummins L9 engine for its IC Bus RE Series school bus and demonstrated a gasoline-powered CE School Bus, which it plans to add to its school bus portfolio.

Navistar also made some impressive strides in bringing new technologies to market. The company announced its GPS-based Predictive Cruise Control Technology; continued to make progress in Connected Services with OnCommand Connection, which now serves more than 230,000 connected trucks; and launched its Accelerator write-up tool, a first-of-its-kind mobile application that will streamline the write-up and diagnostic process to improve customer uptime.

Finally, the company has continued to build on its partnerships with some of the best companies in the industry. In Q3, Navistar expanded on its partnership with General Motors by entering into an agreement to manufacture GM’s Cutaway G Van commercial chassis, which will go into production in early 2017.

Earlier this week, Navistar announced that it has formed a wide-ranging strategic alliance with Volkswagen Truck & Bus, which includes an equity investment in Navistar by Volkswagen Truck & Bus and framework agreements for strategic technology and supply collaboration and a procurement joint venture. The planned alliance will enable Navistar to offer customers expanded access to leading-edge products and services through collaboration on technology and the licensing and supply of Volkswagen Truck & Bus’s products and components, while better optimizing its product development spend.

Navistar expects significant synergies from both the strategic technology collaboration and the procurement joint venture. The company expects the alliance to be accretive beginning in the first year, and for cumulative synergies for Navistar to ramp up to at least $500 million over the first five years. By year five, it expects the alliance will generate annual synergies of at least $200 million for Navistar. This annual run rate is expected to grow materially thereafter as the companies continue to introduce technologies from the collaboration.

“We are making significant investments in new products, services and technologies and partnerships that set us apart as the leader in Uptime and a company clearly focused on our customers’ needs,” Clarke said. “This company is well positioned - operationally and product and service wise - to capitalize as market conditions improve.”

The company maintained the following guidance for fiscal year 2016:

•	Revenue of $8.2 billion - $8.6 billion.

•	Adjusted EBITDA of $550 million - $600 million.

•	Manufacturing cash to be approximately $800 million at year end.

SEGMENT REVIEW

Summary of Financial Results:

	(Unaudited)
	Third Quarter		Nine Months Ended
(in millions, except per share data)	2016	2015	2016	2015
Sales and revenues, net	$2,086	$2,538	$6,048	$7,652
Segment Results:
Truck	$(54)	$(36)	$(128)	$(105)
Parts	152	151	478	429
Global Operations	(5)	(26)	(19)	(40)
Financial Services	26	26	77	72
Loss from continuing operations, net of tax(A)	$(34)	$(30)	$(63)	$(136)
Net loss(A)	(34)	(28)	(63)	(134)
Diluted loss per share from continuing operations(A)	$(0.42)	$(0.37)	$(0.77)	$(1.67)
Diluted loss per share(A)	$(0.42)	$(0.34)	$(0.77)	$(1.64)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment — Truck segment net sales declined 24% to $1.4 billion compared to third quarter 2015, due to lower core truck and export truck volumes, a shift in product mix in the company’s core market and lower used truck revenue. Chargeouts in the company’s core markets were down 23% year over year.

For the third quarter 2016, the Truck segment recorded a loss of $54 million, compared with a year-ago third quarter loss of $36 million. The Truck segment’s loss increased due to higher adjustments to pre-existing warranty and lower used truck margins, which more than offset the impact of a positive shift in product mix, lower structural and product costs, and improved purchasing costs.

Parts Segment — Parts segment net sales declined $28 million or 4% versus third quarter 2015 due to lower volumes, primarily driven by soft market conditions in its Core and Mexico markets.

For the third quarter 2016, the Parts segment recorded a profit of $152 million, flat compared to third quarter 2015, primarily due to margin improvements in its U.S. market and the impact of cost improvement initiatives that were offset by unfavorable movements in foreign currency exchange rates.

Global Operations Segment — Global Operations net sales declined $24 million year over year to $85 million, primarily due to a decrease in volumes in its South American engine operations. The continued economic downturn in the Brazil economy contributed to 46% lower engine volumes versus third quarter 2015.

For the third quarter 2016, the Global Operations segment recorded a loss of $5 million compared to a year-ago third quarter loss of $26 million. The 81% year-over-year improvement was primarily driven by lower manufacturing and structural costs resulting from prior year restructuring and cost reduction efforts.

Financial Services Segment — Financial Services net revenues decreased by $3 million to $60 million compared to third quarter 2015 primarily due to lower overall finance receivable balances and unfavorable movements in foreign currency in its Mexico portfolio.

For the third quarter 2015, the Financial Services segment recorded a profit of $26 million, equal to third quarter 2015. Gains from operating lease early terminations, decreases in the provisions for loan losses in Mexico and ongoing cost reduction initiatives were offset by an increase in interest expense, the year-over-year decrease in revenues and the unfavorable movement in foreign currency exchange rates.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International brand commercial and military trucks, proprietary diesel engines, and IC Bus brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2015 and our quarterly report on Form 10-Q for the period ended July 31, 2016. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions, except per share data)	2016	2015	2016	2015
Sales and revenues
Sales of manufactured products, net	$2,052	$2,501	$5,946	$7,544
Finance revenues	34	37	102	108

Sales and revenues, net	2,086	2,538	6,048	7,652

Costs and expenses
Costs of products sold	1,757	2,172	5,068	6,577
Restructuring charges	5	13	11	22
Asset impairment charges	12	7	17	15
Selling, general and administrative expenses	197	220	604	704
Engineering and product development costs	62	71	181	226
Interest expense	84	75	246	227
Other income, net	(15)	(6)	(62)	(37)

Total costs and expenses	2,102	2,552	6,065	7,734
Equity in income of non-consolidated affiliates	2	3	3	6

Loss from continuing operations before income taxes	(14)	(11)	(14)	(76)
Income tax expense	(14)	(12)	(25)	(37)

Loss from continuing operations	(28)	(23)	(39)	(113)
Income from discontinued operations, net of tax	—	2	—	2

Net loss	(28)	(21)	(39)	(111)
Less: Net income attributable to non-controlling interests	6	7	24	23

Net loss attributable to Navistar International Corporation	$(34)	$(28)	$(63)	$(134)

Amounts attributable to Navistar International Corporation common shareholders:
Loss from continuing operations, net of tax	$(34)	$(30)	$(63)	$(136)
Income from discontinued operations, net of tax	—	2	—	2

Net loss	$(34)	$(28)	$(63)	$(134)

Earnings (loss) per share:
Basic:
Continuing operations	$(0.42)	$(0.37)	$(0.77)	$(1.67)
Discontinued operations	—	0.03	—	0.03

	$(0.42)	$(0.34)	$(0.77)	$(1.64)

Diluted:
Continuing operations	$(0.42)	$(0.37)	$(0.77)	$(1.67)
Discontinued operations	—	0.03	—	0.03

	$(0.42)	$(0.34)	$(0.77)	$(1.64)

Weighted average shares outstanding:
Basic	81.7	81.6	81.7	81.5
Diluted	81.7	81.6	81.7	81.5

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	July 31,	October 31,
(in millions, except per share data)	2016	2015
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$547	$912
Restricted cash and cash equivalents	115	—
Marketable securities	140	159
Trade and other receivables, net	301	429
Finance receivables, net	1,410	1,779
Inventories, net	1,084	1,135
Deferred taxes, net	—	36
Other current assets	175	172

Total current assets	3,772	4,622
Restricted cash	66	121
Trade and other receivables, net	16	13
Finance receivables, net	203	216
Investments in non-consolidated affiliates	60	66
Property and equipment (net of accumulated depreciation and amortization of $2,591 and $2,546, respectively)	1,257	1,345
Goodwill	38	38
Intangible assets (net of accumulated amortization of $133 and $120, respectively)	56	57
Deferred taxes, net	153	128
Other noncurrent assets	98	86

Total assets	$5,719	$6,692

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,389	$1,110
Accounts payable	1,003	1,301
Other current liabilities	1,141	1,377

Total current liabilities	3,533	3,788
Long-term debt	3,676	4,188
Postretirement benefits liabilities	2,907	2,995
Deferred taxes, net	—	14
Other noncurrent liabilities	737	867

Total liabilities	10,853	11,852
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (86.8 shares issued and 220 shares authorized at both dates)	9	9
Additional paid-in capital	2,499	2,499
Accumulated deficit	(4,929)	(4,866)
Accumulated other comprehensive loss	(2,512)	(2,601)
Common stock held in treasury, at cost (5.2 and 5.3 shares, respectively)	(206)	(210)

Total stockholders’ deficit attributable to Navistar International Corporation	(5,137)	(5,167)
Stockholders’ equity attributable to non-controlling interests	3	7

Total stockholders’ deficit	(5,134)	(5,160)

Total liabilities and stockholders’ deficit	$5,719	$6,692

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended July 31,
(in millions)	2016	2015
Cash flows from operating activities
Net loss	$(39)	$(111)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	111	165
Depreciation of equipment leased to others	53	56
Deferred taxes, including change in valuation allowance	—	(9)
Asset impairment charges	17	15
Loss on sales of investments and businesses, net	2	—
Amortization of debt issuance costs and discount	27	28
Stock-based compensation	9	8
Provision for doubtful accounts, net of recoveries	9	(6)
Equity in income of non-consolidated affiliates, net of dividends	5	2
Other non-cash operating activities	(12)	(28)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(196)	(134)

Net cash used in operating activities	(14)	(14)

Cash flows from investing activities
Purchases of marketable securities	(378)	(515)
Sales of marketable securities	358	764
Maturities of marketable securities	39	63
Net change in restricted cash and cash equivalents	(64)	(192)
Capital expenditures	(83)	(72)
Purchases of equipment leased to others	(94)	(58)
Proceeds from sales of property and equipment	20	12
Investments in non-consolidated affiliates	(1)	—
Proceeds from sales of affiliates	36	7
Acquisition of intangibles	—	(4)

Net cash provided by (used in) investing activities	(167)	5

Cash flows from financing activities
Proceeds from issuance of securitized debt	72	490
Principal payments on securitized debt	(69)	(247)
Net change in secured revolving credit facilities	26	(9)
Proceeds from issuance of non-securitized debt	163	166
Principal payments on non-securitized debt	(235)	(234)
Net change in notes and debt outstanding under revolving credit facilities	(151)	(41)
Principal payments under financing arrangements and capital lease obligations	(1)	(2)
Debt issuance costs	(12)	(10)
Proceeds from financed lease obligations	17	26
Proceeds from exercise of stock options	—	1
Dividends paid by subsidiaries to non-controlling interest	(28)	(27)
Other financing activities	1	(27)

Net cash provided by (used in) financing activities	(217)	86

Effect of exchange rate changes on cash and cash equivalents	33	(27)

Increase (decrease) in cash and cash equivalents	(365)	50
Cash and cash equivalents at beginning of the period	912	497

Cash and cash equivalents at end of the period	$547	$547

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2016
External sales and revenues, net	$1,386	$589	$73	$34	$4	$2,086
Intersegment sales and revenues	9	8	12	26	(55)	—

Total sales and revenues, net	$1,395	$597	$85	$60	$(51)	$2,086

Income (loss) from continuing operations attributable to NIC, net of tax	$(54)	$152	$(5)	$26	$(153)	$(34)
Income tax expense	—	—	—	—	(14)	(14)

Segment profit (loss)	$(54)	$152	$(5)	$26	$(139)	$(20)

Depreciation and amortization	$29	$3	$4	$13	$4	$53
Interest expense	—	—	—	21	63	84
Equity in income of non-consolidated affiliates	1	1	—	—	—	2
Capital expenditures(B)	26	—	—	1	3	30

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2015
External sales and revenues, net	$1,785	$614	$100	$37	$2	$2,538
Intersegment sales and revenues	49	11	9	26	(95)	—

Total sales and revenues, net	$1,834	$625	$109	$63	$(93)	$2,538

Income (loss) from continuing operations attributable to NIC, net of tax	$(36)	$151	$(26)	$26	$(145)	$(30)
Income tax expense	—	—	—	—	(12)	(12)

Segment profit (loss)	$(36)	$151	$(26)	$26	$(133)	$(18)

Depreciation and amortization	$40	$4	$6	$13	$5	$68
Interest expense	—	—	—	19	56	75

Equity in income of non-consolidated affiliates	1	1	1	—	—	3
Capital expenditures(B)	20	1	1	—	5	27

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2016
External sales and revenues, net	$3,926	$1,791	$221	$102	$8	$6,048
Intersegment sales and revenues	81	23	33	75	(212)	—

Total sales and revenues, net	$4,007	$1,814	$254	$177	$(204)	$6,048

Income (loss) from continuing operations attributable to NIC, net of tax	$(128)	$478	$(19)	$77	$(471)	$(63)
Income tax expense	—	—	—	—	(25)	(25)

Segment profit (loss)	$(128)	$478	$(19)	$77	$(446)	$(38)

Depreciation and amortization	$92	$10	$13	$37	$12	$164
Interest expense	—	—	—	59	187	246
Equity in income (loss) of non-consolidated affiliates	3	3	(3)	—	—	3
Capital expenditures(B)	70	2	2	1	8	83

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2015
External sales and revenues, net	$5,349	$1,835	$353	$108	$7	$7,652
Intersegment sales and revenues	121	29	38	75	(263)	—

Total sales and revenues, net	$5,470	$1,864	$391	$183	$(256)	$7,652

Income (loss) from continuing operations attributable to NIC, net of tax	$(105)	$429	$(40)	$72	$(492)	$(136)
Income tax expense	—	—	—	—	(37)	(37)

Segment profit (loss)	$(105)	$429	$(40)	$72	$(455)	$(99)

Depreciation and amortization	$139	$11	$18	$37	$16	$221
Interest expense	—	—	—	57	170	227
Equity in income (loss) of non-consolidated affiliates	4	3	(1)	—	—	6
Capital expenditures(B)	58	1	4	2	7	72

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
July 31, 2016	$1,644	$608	$379	$2,132	$956	$5,719
October 31, 2015	1,876	641	409	2,455	1,311	6,692

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $43 million and $127 million for the three and nine months ended July 31, 2016, respectively, and $46 million and $135 million for the three and nine months ended July 31, 2015, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

EBITDA reconciliation:

	Three Months Ended July 31,
(in millions)	2016	2015
Loss from continuing operations attributable to NIC, net of tax	$(34)	$(30)
Plus:
Depreciation and amortization expense	53	68
Manufacturing interest expense(A)	63	56
Less:
Income tax expense	(14)	(12)

EBITDA	$96	$106

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Three Months Ended July 31,
(in millions)	2016	2015
Interest expense	$84	$75
Less: Financial services interest expense	21	19

Manufacturing interest expense	$63	$56

10

Adjusted EBITDA Reconciliation:

	Three Months Ended July 31,
(in millions)	2016	2015
EBITDA (reconciled above)	$96	$106

Less significant items of:
Adjustments to pre-existing warranties(A)	19	3
North America asset impairment charges(B)	11	4
Brazil asset impairment charges(C)	1	3
Cost reduction and other strategic initiatives(D)	5	13

Total adjustments	36	23

Adjusted EBITDA	$132	$129

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	In the third quarter of 2016, the Truck segment recorded $11 million of asset impairment charges relating to certain long-lived assets. In the third quarter of 2015, certain long-lived assets were determined to be impaired, resulting in a charge of $3 million.
(C)	In the third quarters of 2016 and 2015, we determined that $1 million and $3 million, respectively, of trademark asset carrying value was impaired.
(D)	Cost reduction and other strategic initiatives relates to costs associated with the divestiture of non-strategic facilities and efforts to optimize our cost structure. In the third quarter of 2016, we incurred $5 million of restructuring charges related to the 2011 closure of our Chatham, Ontario plant, based on a ruling received from the Financial Services Tribunal in Ontario, Canada. In the third quarter of 2015, we incurred restructuring charges of $13 million related to cost reduction actions, including a reduction-in-force in the U.S. and Brazil.

Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of July 31, 2016
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$510	$37	$547
Marketable securities	130	10	140

Total cash, cash equivalents, and marketable securities	$640	$47	$687

11